EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-113037) of Mentor Corporation for the registration of its 2 3/4% Convertible Subordinated Notes due January 1, 2024 and the common stock issuable upon conversion thereof, and to the incorporation by reference therein for our report dated May 17, 2004, with respect to the consolidated financial statements and schedules of Mentor Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2004, filed with the Securities Exchange Commission.

Los Angeles, California May 19, 2005	/s/ Ernst & Young LLP